Exhibit 99(l)(2)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the heading “Legal Counsel” in the Statement of Additional Information, comprising a part of Post-Effective Amendment No. 2 to the Registration Statement of Ramius Archview Credit and Distressed Fund, File No. 333-204148. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

New York, New York
November 1, 2016